UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 1, 2008

CARRINGTON LABORATORIES, INC.
(Exact name of registrant as specified in its charter)

Texas	0-11997	75-1435663
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2001 Walnut Hill Lane Irving, Texas	75038
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (972) 518-1300

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04.	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement.

To the extent required by Item 2.04 of Form 8-K, the information contained in Item 8.01 of this report is incorporated by reference in this Item 2.04.

Item 8.01.	Other Events.

As previously reported in the Company’s Form 8-K filing, dated April 27, 2007, Carrington Laboratories, Inc. (the “Company”) entered into a Securities Purchase Agreement (as amended, the “Purchase Agreement”), on April 25, 2007, with the purchasers named therein (the “Purchasers”) in connection with the private placement (the “Private Placement”) of senior secured convertible debentures (the “Debentures”) and warrants to purchase the Company’s common stock (the “Common Stock”). The first tranche of the Private Placement in the amount of $4,378,741 funded on April 27, 2007 and the second tranche of $3,621,259 funded on August 27, 2007. In addition, as previously reported in the Company’s Form 8-K filing, dated February 29, 2008, the outstanding Debentures were amended by an Amendment Agreement, dated effective as of March 1, 2008 (and entered into on March 5, 2008), by and among the Company and the Purchasers.

On April 1, 2008, the Company failed to make timely payments of monthly interest and principal under the Debentures, which constitutes an event of default under the terms of the Debentures. As a consequence of the event of default and for so long as such event is continuing, the interest rates applicable to the Debentures will be increased to the default rate of 18% per annum.

Under the Company’s Debentures, the occurrence of an event of default entitles each holder of such Debentures to require the Company to pay to such holder 115% of the outstanding principal amount of such Debenture plus all accrued and unpaid interest on such Debenture. As of April 1, 2008 the aggregate principal and accrued interest under the Debentures amounted to approximately $6,790,000, which does not include possible additional amounts for unpaid interest at the default rate, attorneys’ fees and costs, costs of collection and other fees, charges and expenses that may be paid or incurred by the holders of the Debentures.

At this time, the Company has not received notice from any of the Debenture holders with respect to any Event of Default. The Company is negotiating with the holders of the Debentures to cure its defaults.

As previously reported in the Company’s Form 8-K filing, dated November 18, 2005, the Company entered into a Note and Warrant Purchase Agreement (the “Note Purchase Agreement”) with the purchasers named therein (the “Investors”), pursuant to which the Investors loaned a total of $5.0 million to the Company in exchange for promissory notes with a total principal balance of $5.0 million (the “Investor Notes”). In addition, as previously reported in the Company’s Form 8-K filing, dated December 20, 2005, the Company issued a promissory note in favor of Swiss-American Products, Inc. with an original principal balance of $400,000 (together with the Investor Notes, the “Notes”).

Under the Notes, the Company’s failure to pay any principal or interest under the Notes when due and payable (which is not remedied within ten (10) business days thereafter) constitutes an “Event of Default.” In addition, the Company’s failure to pay any indebtedness in excess of $2,000,000 constituting principal or interest owed by it with respect to borrowed money and the Company’s breach or default in the performance of any agreement or instrument by which any such indebtedness is issued, evidenced, governed, or secured, and, in each case, (1) any such failure, breach or default results in the acceleration of such indebtedness, and (2) such indebtedness has not been discharged in full or such acceleration has not been stayed, rescinded or annulled within five (5) Business Days of such acceleration constitute Events of Default under the Notes. The occurrence of an event of default under the Notes entitles the holder of each Note to declare all outstanding obligations under such Note immediately due and payable. As such, if the Company’s indebtedness under the Debentures is accelerated, then an event of default under the Notes may occur entitling the holder of the Notes to accelerate all indebtedness under the Notes.

The Company failed to make a required interest payment under the Notes of $81,000 on April 10, 2008. The Company has until April 24, 2008 to remedy such failure to pay. As of April 1, 2008 the aggregate principal and accrued interest under the Debentures amounted to approximately $5,481,000, which does not include possible additional amounts for attorneys’ fees and costs, costs of collection and other fees, charges and expenses that may be paid or incurred by the holders of the Notes.

The Company is negotiating with the holders of the Notes regarding the amounts due thereunder.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CARRINGTON LABORATORIES, INC.

Date: April 14, 2008

By: /s/ Carlton E. Turner
Carlton E. Turner, Ph.D., D.Sc.
President & CEO